For Immediate Release

Date: April 23, 2014

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports First Quarter Results

BELMONT, MA, April 23, 2014 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $680,000, or $0.08 per basic and diluted share, for the quarter ended March 31, 2014, compared to net income of $416,000, or $0.05 per basic and diluted share, in the first quarter of 2013.

Robert M. Mahoney, President and Chief Executive Officer, said, "The quarter was marked by significant loan and deposit growth which fueled the bottom line improvement.  Core expense growth has slowed and credit quality remains good."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended March 31, 2014 was $7.3 million as compared to $5.8 million for the quarter ended March 31, 2013, or a 26.9% increase. The provision for loan losses for the quarter ended March 31, 2014 was $388,000 as compared to a provision for loan losses of $327,000 for the quarter ended March 31, 2013, or an 18.6% increase. This resulted in a $1.5 million or 27.4% increase in net interest and dividend income after provision for loan losses for the quarter ended March 31, 2014 as compared to the quarter ended March 31, 2013.

NONINTEREST INCOME

Noninterest income for the quarter ended March 31, 2014 was $722,000 as compared to $1.0 million for the quarter ended March 31, 2013, a decrease of $284,000, or 28.2%. This decrease was driven by a decrease in gains on sales of loans of $289,000 as we benefited less during 2014 from the interest rate environment as compared to the first quarter of 2013.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended March 31, 2014 was $6.7 million as compared to $5.8 million for the quarter ended March 31, 2013. This increase of $880,000, or 15.2%, was largely driven by an increase in salaries and employee benefits of $593,000 which included the impact of adding personnel for two additional branches. Data processing expenses also increased by $92,000, quarter over quarter, driven by increases in core, online banking and loan servicing costs related to increased loan and deposit volume.

BALANCE SHEET

At March 31, 2014, total assets were $1.2 billion, an increase of $114.4 million or 10.8% from $1.1 billion at December 31, 2013. The Company experienced net loan growth of $88.6 million, or 10.6%, from December 31, 2013. Commercial real estate loans, residential mortgage loans, home equity loans, and indirect auto loans increased by $43.9 million, $23.4 million, $3.3 million and $16.0 million, respectively. The asset growth was funded by deposits and borrowings from the Federal Home Loan Bank.

At March 31, 2014, deposits totaled $827.7 million, an increase of $63.0 million or 8.2% from $764.8 million at December 31, 2013. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $45.4 million from December 31, 2013. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “Deposit growth was very robust to start the year. On the business side, the ongoing momentum of our Municipal Banking program was a key driver. In addition, the continued marketing of our Platinum Blue family of deposit products and the impact of our InStore branches led to strong performance in consumer deposit growth.”

Total stockholders’ equity increased by $1.3 million from $130.4 million as of December 31, 2013 to $131.8 million as of March 31, 2014. This increase is primarily the result of earnings of $680,000 and a $478,000 increase in additional paid-in capital related to stock based compensation.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of March 31, 2014 was $8.3 million and 0.90%, respectively, as compared to $8.0 million and 0.95%, respectively, as of December 31, 2013.  For the three months ended March 31, 2014 the Company recorded net charge offs of $4,000 compared to $11,000 in net recoveries for the three months ended March 31, 2013. Total non-performing assets were $2.2 million, or 0.19% of total assets, as of March 31, 2014, as compared to $4.1 million, or 0.39% of total assets, as of December 31, 2013.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Cash and due from banks	$1,632	$2,196
Interest-bearing deposits in other banks	55,226	35,839
Cash and cash equivalents	56,858	38,035
Interest-bearing time deposits with other banks	131	119
Investments in available-for-sale securities	22,098	21,921
Investments in held-to-maturity securities, at cost	123,930	119,776
Federal Home Loan Bank stock, at cost	10,098	7,712
Loans, net of allowance for loan losses of $8,342 as of
3/31/2014 (unaudited) and $7,958 as of 12/31/2013	927,589	839,013
Premises and equipment, net	3,290	3,327
Accrued interest receivable	2,431	2,241
Deferred tax asset, net	4,969	5,146
Income taxes receivable	25	-
Bank-owned life insurance	13,429	13,325
Other assets	4,141	4,004
Total assets	$1,168,989	$1,054,619

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$140,712	$139,733
Interest-bearing	687,014	625,020
Total deposits	827,726	764,753
Federal Home Loan Bank advances	191,100	142,100
Securities sold under agreements to repurchase	2,407	2,127
Other borrowed funds	1,101	1,113
Accrued interest payable	733	683
Deferred compensation liability	5,236	5,137
Income taxes payable	-	178
Other liabilities	8,917	8,107
Total liabilities	1,037,220	924,198

Stockholders' Equity:
Common stock	91	91
Additional paid-in capital	85,962	85,449
Retained earnings	49,992	49,312
Accumulated other comprehensive loss	(71)	(188)
Unearned compensation - ESOP	(4,205)	(4,243)
Total stockholders' equity	131,769	130,421
Total liabilities and stockholders' equity	$1,168,989	$1,054,619

Asset Quality Data:
Total non-performing assets	$2,205	$4,115
Total non-performing loans	$2,179	$4,115
Non-performing loans to total loans	0.23%	0.49%
Non-performing assets to total assets	0.19%	0.39%
Allowance for loan losses to non-performing loans	382.82%	193.39%
Allowance for loan losses to total loans	0.90%	0.95%

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2014	2013
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$7,895	$6,492
Interest on taxable debt securities	806	482
Dividends	29	7
Other interest income	21	17
Total interest and dividend income	8,751	6,998
Interest expense:
Interest on deposits	1,168	1,032
Interest on Federal Home Loan Bank advances	251	185
Interest on securities sold under agreements to repurchase	1	1
Interest on other borrowed funds	8	8
Total interest expense	1,428	1,226
Net interest and dividend income	7,323	5,772
Provision for loan losses	388	327
Net interest and dividend income after provision
for loan losses	6,935	5,445
Noninterest income:
Customer service fees	218	227
Income from bank-owned life insurance	99	104
Net gain on sales of loans	62	351
Net gain on sales and calls of securities	-	31
Loan servicing fee income	217	170
Other income	126	123
Total noninterest income	722	1,006
Noninterest expense:
Salaries and employee benefits	4,124	3,531
Director compensation	304	241
Occupancy expense	278	229
Equipment expense	153	148
Deposit insurance	184	127
Data processing	751	659
Professional fees	230	211
Marketing	259	209
Other expense	390	438
Total noninterest expense	6,673	5,793
Income before income tax expense	984	658
Income tax expense	304	242
Net income	$680	$416
Earnings per share
Basic	$0.08	$0.05
Diluted	$0.08	$0.05

Return on average assets	0.25%	0.20%
Return on average equity	2.11%	1.28%
Interest rate spread	2.61%	2.65%
Net interest margin	2.77%	2.91%
Efficiency ratio	83.25%	85.56%